Exhibit 99.1

NEWS RELEASE

13

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Completes

Debt Offering

VICTOR, N.Y., August 14, 2012 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, announced today that it has completed the sale of $650 million aggregate principal amount of 4.625% Senior Notes due March 2023. The notes are senior obligations that rank equally with the company’s other senior unsecured indebtedness (except as described below). The notes are and will be guaranteed by the subsidiaries that are guarantors under the company’s senior credit facility.

The company expects to use the approximately $641 million in net proceeds (after estimated expenses of the offering and underwriter discounts) from the sale of the notes, together with additional term loan and revolver borrowings under the senior credit facility and available cash, to finance the company’s pending acquisition of the 50% interest in Crown Imports LLC not already owned by the company. Crown Imports has the exclusive right to import, market and sell Grupo Modelo’s Mexican beer portfolio in the United States. The company’s acquisition of the 50% interest in Crown Imports is conditioned on the closing of the pending acquisition of Grupo Modelo S.A.B. de C.V. by Anheuser-Busch InBev SA/NV, which is expected to be completed in the first quarter of calendar 2013. If the acquisition of the Crown Imports interest does not close for any reason by December 30, 2013, all of the notes will be redeemed at a price equal to 100% of their principal amount, together with accrued and unpaid interest to the date of redemption. The principal amount of the notes will be held in escrow and pledged to secure the notes until used towards paying the purchase price of the acquisition.

In addition, the company also has closed on an amendment to its 2012 credit agreement, which provides for a $575 million delayed draw term loan, which will be available to finance a portion of the purchase price of the acquisition.

This news release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering was made only by means of a prospectus supplement and the accompanying prospectus. Copies may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, NY 10001, toll-free at 1-800-294-1322. Alternatively, the prospectus and prospectus supplement may be obtained by visiting EDGAR on the SEC website at http://www.sec.gov.

About Constellation Brands, Inc.

Constellation Brands is the world’s leading premium wine company, with a broad portfolio of premium products across the wine, beer and spirits categories. Constellation Brands’ brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. There can be no assurance that the transaction between Constellation Brands and Anheuser-Busch InBev SA/NV regarding the purchase by Constellation Brands of the 50% interest in Crown Imports LLC which Constellation Brands does not already own will occur or will occur on the timetable contemplated hereby. The availability of financing under the Company’s senior credit facility is subject to satisfaction of the terms and conditions contained within the associated documents. All forward-looking statements speak only as of the date of this news release. Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In addition to risks associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including completion of the transaction between Constellation Brands and Anheuser-Busch InBev SA/NV and the availability of financing under the expected terms. Detailed information regarding the risk factors with respect to the Company and the offering are included with Constellation Brands, Inc.’s filings with the Securities and Exchange Commission, including the prospectus and prospectus supplement for the offering and the Company’s Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2012, as supplemented by the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2012.

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